                                                                    EXHIBIT 99.1


ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE  37067
(615) 771-7575                                                      NEWS RELEASE

--------------------------------------------------------------------------------
Contact: William R. Council, III
         Chief Executive Officer


                   ADVOCAT EXTENDS MATURITIES ON CERTAIN DEBT

FRANKLIN, Tenn. - (May 26, 2005) - Advocat Inc. (NASDAQ OTC: AVCA) today announced that it executed an agreement to extend the maturities of certain borrowings from a commercial mortgage lender. Under terms of the agreement, the lender has agreed to extend the maturity dates of mortgage indebtedness with an aggregate outstanding balance of approximately $23.6 million to April 1, 2006. The interest rate and other terms of the indebtedness did not change.


         Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, the accuracy of the Company's estimate of its anticipated professional liability expense, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

         Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc